------                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION                         ------------------------------
FORM 4                                    WASHINGTON, D.C. 20549                                               OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB Number:          3235-0287
[ ] Check this box if no                                                                              Expires:    September 30, 1998
    longer subject to         Filed pursuant to Section 16(a) of the Securities                       Estimated average burden
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                          hours per response.........0.5
    or Form 5 obligations         Public Utility Holding Company Act of 1935                          ------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
 Stapleton        Robert            R.            VoiceStream Wireless Corporation (VSTR)         to Issuer (Check all applicable)
--------------------------------------------   ----------------------------------------------     X Director          10% Owner
    (Last)        (First)         (Middle)     3. IRS or Social Security  4. Statement for      ----              ---
 VoiceStream Wireless Corporation                 Number of Reporting        Month/Year           X Officer           Other (specify
 3650 131st Avenue SE, Ste. 200                   Person (Voluntary)         11/1999            ----              --- below)
--------------------------------------------                               -------------------   (give title below)
                  (Street)
Bellevue         WA              98006                                   5. If Amendment,         President and Director
--------------------------------------------                                 Date of Original   ------------------------------------
    (City)        (State)           (Zip)                                    (Month/Year)
 USA                                                                                            7. Individual or Joint/Group Filing
                                                                                                (Check Applicable Line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form          Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
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 Common Stock                  11/11/1999   M            15,000.00   A      $2.146                               D
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 Common Stock                  11/11/1999   S            15,000.00   D      $96.50                               D
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 Common Stock                  11/15/1999   M             2,000.00   A      $93.875                              D
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 Common Stock                  11/15/1999   S             2,000.00   D      $93.875                              O
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 Common Stock                  11/15/1999   M             8,000.00   A      $2.146                               D
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 Common Stock                  11/15/1999   S             8,000.00   D      $93.75                               D
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 Common Stock                  11/15/1999   M             5,000.00   A      $2.146                               D
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 Common Stock                  11/15/1999   S             5,000.00   D      $95.00                               D
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 Common Stock                  11/15/1999   M            10,000.00   A      $2.146                               O
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 Common Stock                  11/15/1999   D            10,000.00   D      $94.00                               O
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.       Page 1 of 2 (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (7/96)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     Underlying            of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
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                                                    Code  V     (A)     (D)    Date    Expira-    Title     Amount or
                                                                               Exer-   tion                 Number of
                                                                               cisable Date                 Shares
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Stock Option - Right to Buy  $1.72    11/11/1999      M             1,000.00  Immed.  11/9/02 Common Stock   1,000.00
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Stock Option - Right to Buy  $1.72    11/11/1999      M            20,000.00  Immed.  11/9/02 Common Stock  20,000.00
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9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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Stock Option - Right to Buy                                 D
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Stock Option - Right to Buy     0.00                        D
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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                  /s/ Robert R. Stapleton            12/8/99
Note: File three copies of this Form, one of which must be manually signed.       -------------------------------    ---------------
If space is insufficient, see Instruction 6 for procedure.                        **Signature of Reporting Person    Date

Potential persons who are to respond to the collection of information                                                    Page 2 of 2
contained in this form are not required to respond unless the form                                                   SEC 1474 (7/96)
displays a currently valid OMB Number.


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